Filed Pursuant to Rule 424(b)(4)
                                             Registration No. 333-108141


                         Prospectus Supplement No. 10
                   To Prospectus dated September 12, 2003

                               $230,000,000

                          RF MICRO DEVICES, INC.

              1.50% Convertible Subordinated Notes Due 2010 and
            the Common Stock Issuable Upon Conversion of the Notes


       This prospectus supplement relates to the resale by the selling securityholders of 1.50% convertible subordinated notes due 2010 of RF Micro Devices, Inc. and the shares of common stock, no par value, of RF Micro Devices, Inc. issuable upon the conversion of the notes.

       This prospectus supplement should be read in conjunction with the prospectus dated September 12, 2003 and the prospectus supplements dated September 23, 2003, October 3, 2003, October 14, 2003, October 28, 2003,
November 10, 2003, November 25, 2003, March 23, 2004, April 12, 2004 and
June 22, 2004, which are to be delivered with this prospectus supplement.
All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.
                         -------------------------
INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         --------------------------

The date of this prospectus supplement is September 1, 2004

                          SELLING SECURITYHOLDERS

       The table below sets forth information as of the date hereof concerning beneficial ownership of the notes by the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

                       Principal                Number of                                   Percentage
                       Amount at                Shares of      Total       Shares to be    of Beneficial
                       Maturity                   Common      Shares       Beneficially      Ownership
                       of Notes                   Stock     Beneficially    Owned After        After
                     Beneficially   Percentage   that May      Owned         Completion      Completion
                      Owned that     of Notes       be        Prior to        of this         of this
         Name        May be Sold    Outstanding   Sold(1)     Offering        Offering       Offering(2)
-----------------  --------------  ------------  --------   -------------  ------------     ------------
Rhapsody Fund L.P.
555 California Street,
Suite 2975           $1,600,000(3)       *         209,710      209,710            0               0
San Francisco, CA
94104




Any other holder of notes or future
transferee, pledgee, donee or successor
(4) (5)

----------------------------------------

	* Less than 1%


      (1) Assumes conversion of all of the holder's notes offered hereby at a conversion rate of 131.0685 shares per $1,000 principal amount of notes. However, this conversion price will be subject to adjustment as described in the accompanying prospectus under "Description of the Notes-Conversion of Notes." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

      (2) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 186,623,901 shares of common stock outstanding as of July 30, 2004. In calculating this amount, we also treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

      (3) The amounts presented here are in addition to those reported by the selling securityholder in the accompanying prospectus dated September 12, 2003.

      (4) Information about other selling securityholders will be set forth in additional prospectus supplements, if required by applicable law.

      (5) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.
